EXHIBIT 23.4

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

         We consent to the incorporation by reference in this Amendment No.2 to the Registration Statement on Form S-3 of The Interpublic Group of Companies, Inc. (the "Company") of our report dated February 13, 2001, with respect to the financial statements of Deutsch, Inc. and Subsidiary and Affiliates as of and for the years ended December 31, 2000 and 1999, which appears in the Report on Form 10-K of the Company filed on April 1, 2002. We also consent to the reference to our firm under the caption "Experts" in this Registration Statement. It should be noted that we have not audited any financial statements of Deutsch, Inc. and Subsidiary and Affiliates subsequent to December 31, 2000 or performed any audit procedures subsequent to the date of our report.




/s/ J.H. Cohn L.L.P.
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J.H. Cohn LLP
Roseland, New Jersey
May 1, 2002